Exhibit 10.2

Spring Creek Healthcare Systems, Inc.

2011 Board Compensation Package

The Board Compensation Package consists of:

➢
Options to purchase 500,000 shares at an exercise price equivalent to the closing price of the meeting ($.05) and that these options are granted with a 5 year term, with the exception of Kelly T. Hickel who will have options to purchase 125,000 shares as well as receive 250,000 shares

➢	$1,000 for each independent director that physically attends a meeting as well as traveling expenses

➢	$500 for each independent director that participates in a telephonic meeting